Exhibit 3.2

AMENDMENT NO. 4 TO BYLAWS

OF

INDIA GLOBALIZATION CAPITAL, INC.

In the Bylaws, the Corporation’s name “India Globalization Capital, Inc.” is hereby deleted each place it appears, and is replaced with the Corporation’s new name “IGC Pharma, Inc.”, which was effectuated by the filing of Articles of Amendment with the Maryland State Department of Assessments and Taxation on March 7, 2023.

Adopted March 2, 2023